UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2018

AGENUS INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29089	06-1562417
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-674-4400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2018, Agenus Inc. (“Agenus”), through its wholly-owned subsidiary, Antigenics LLC (“Antigenics”), entered into a Royalty Purchase Agreement (the “Royalty Purchase Agreement”) with Healthcare Royalty Partners III, L.P. and certain of its affiliates (collectively, “HCR”). Pursuant to the terms of the Royalty Purchase Agreement, HCR will purchase 100% of Antigenics’ worldwide rights to receive royalties from GlaxoSmithKline (“GSK”) on sales of GSK’s vaccines containing Agenus’ QS-21 Stimulon® adjuvant.

As consideration for the purchase of the royalty rights, HCR will pay $190.0 million at closing, less certain transaction expenses. Antigenics will also be entitled to receive up to approximately $40.0 million in milestone payments based on sales of GSK’s vaccines as follows: (i) $15.0 million upon reaching $2.0 billion last-twelve-months net sales any time prior to 2024 and (ii) $25.0 million upon reaching $2.75 billion last-twelve-months net sales any time prior to 2026. Antigenics would owe approximately $25.9 million to HCR in 2021 if neither of the following sales milestones are achieved: (i) 2019 sales exceed $1.0 billion or (ii) 2020 sales exceed $1.75 billion (the “Rebate Payment”).

As part of the transaction, Agenus will guaranty the potential Rebate Payment and will secure the obligation with substantially all of its assets pursuant to a security agreement, subject to certain customary exceptions and excluding all assets necessary for AgenTus Therapeutics, Inc.

The Royalty Purchase Agreement contains certain representations and warranties regarding Antigenics’ rights and obligations with respect to GSK and the commercialization of GSK’s vaccines, as well as customary representations and warranties regarding Antigenics generally. The Royalty Purchase Agreement also contains certain covenants around Antigenics’ rights and obligations with respect to GSK and the commercialization of GSK’s vaccines, as well as customary covenants, including covenants that limit or restrict Antigenics’ ability to incur indebtedness or liens or otherwise merge, consolidate or acquire assets or securities.

The closing of the transactions contemplated by the Royalty Purchase Agreement is subject to customary closing conditions. At the closing, the upfront proceeds will be used to redeem Antigenics’ currently outstanding $115.0 million principal amount of notes issued pursuant to the Note Purchase Agreement dated September 4, 2015 with Oberland Capital SA Zermatt LLC and the purchasers named therein.

The foregoing description of the Royalty Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Royalty Purchase Agreement, which will be filed as an exhibit to a subsequent filing made by Agenus under the Securities Exchange Act of 1934.

On January 8, 2018, Agenus issued a press release relating to the Royalty Purchase Agreement. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated January 8, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2018	AGENUS INC.

	By:	/s/ Christine M. Klaskin
Christine M. Klaskin
VP, Finance